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                               ATLAS CORPORATION
                                370 17TH STREET
                                  SUITE 3150
                               DENVER, COLORADO
                                 80202 - 5631



March 5, 1996


MSV Resources Inc.
630 Rene - Levesque Blvd. West
Suite 3240
Montreal, Quebec
H3B 1S6

Attention:  Mario Caron, President
- ----------------------------------


Dear Sirs:

RE: COMBINATION OF ATLAS CORPORATION AND MSV RESOURCES INC.

Further to our recent discussions, we wish to confirm the agreement in principle between Atlas Corporation ("Atlas") and MSV Resources Inc. ("MSV") to effect a business combination of Atlas and MSV. The principal terms of such combination are as follows:

I. Atlas will form a wholly-owned subsidiary ("Atlas Canada") under the laws of the Canada or a province thereof for the purpose of making a share exchange take-over bid (the "Offer") for all of the outstanding common shares of MSV. Under the Offer, two Exchangeable Shares of Atlas Canada ("Exchangeable Shares") will be offered for every three common shares of MSV ("MSV Common Shares").

II. Each Exchangeable Share will be exchangeable at any time for one share of common stock of Atlas (an "Atlas Common Share") and the Exchangeable Shares will also carry rights:

     (i)    to one vote per share at all meeting of shareholders of Atlas;

     (ii) to receive dividends equal to and concurrently with any dividends on the Atlas Common Shares declared by the board of directors of Atlas; and

     (iii) to participate equally with the Atlas Common Shares in any distribution of the assets of Atlas upon its liquidation, dissolution or winding-up. The Exchangeable Shares shall not carry any voting rights with respect to Atlas Canada.

III. Completion of the Offer will be conditional upon MSV having raised a minimum of US$20,000,000 pursuant to a private placement of special warrants ("Special

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     Warrants"). Each Special Warrant will entitle the holder thereof to receive upon exercise or deemed exercise thereof, without payment of any additional consideration, one MSV Common Share. The terms of the private placement and the Special Warrants will provide that:

     (i) if not previously exercised, the Special Warrants will be deemed to be exercised immediately prior to the completion of the Offer; and

     (ii) the MSV Common Shares issuable upon exercise or deemed exercise of the Special Warrants will be tendered to the Offer.

     The proceeds from the private placement of the Special Warrants will be held in escrow pending the successful completion of the Offer and will be released to MSV immediately following the successful completion of the Offer.

IV. The private placement of Special Warrants will be subject to approval by shareholders of MSV and all necessary regulatory approvals, including, without limitation, the approval of The Toronto Stock Exchange and the Montreal Exchange.

V.   Completion of the Offer will also be conditional upon:

     (a) not less than 66 2/3% of the outstanding MSV Common Shares (including the shares issuable on exercise of the Special Warrants) being tendered to the Offer and not withdrawn;

     (b) the Exchangeable Shares being approved for listing on a Canadian stock exchange;

     (c) the shareholders of Atlas having approved an amendment to Atlas' Certificate of Incorporation to make such changes as may be necessary to support the rights to be attached to the Exchangeable Shares;

     (d) receipt of all other necessary regulatory approvals including, without limitation, approval of the New York Stock Exchange; and

     (e) there being no material adverse changes in the business, operations or affairs of Atlas or MSV from the date hereof until expiry of the Offer.

VI. Upon completion of the Offer, the board of directors of Atlas will be expanded to ten members, who will include four nominees of MSV, and Mario Caron will be appointed Executive Vice Chairman of Atlas. The board of directors of Atlas Canada will be the same as the board of directors of Atlas.

VII. From and after the date hereof until the earlier of the completion of the Offer and August 1, 1996, MSV will not, either directly or through any representative, approach any other party to suggest that the other party make an offer to purchase MSV Common Shares or substantially all of the assets of MSV provided that if MSV receives an unsolicited offer

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      for or approach with respect to the purchase of MSV Common Shares or MSV's assets, it will immediately advise Atlas of the terms thereof.

VIII. The board of directors of MSV will unanimously support the Offer and will unanimously recommend its acceptance to shareholders of MSV and, in the event that the Offer contemplates a second stage transaction so as to acquire the MSV Common Shares not purchased under the Offer, the Board of Directors of MSV will also support such second stage transaction. The directors' circular of MSV with respect to the Offer shall be mailed to shareholders of MSV contemporaneously with the mailing of the Offer.

IX. Nothing herein shall affect the fiduciary obligations of the directors of MSV.

X. From and after the date hereof until the earlier of the completion of the Offer and August 1, 1996, each of Atlas and MSV will carry on business in the ordinary and normal course and, in particular, will not, without the prior consent of the other party, effect any distribution to shareholders, issue any securities except pursuant to agreements existing at the date hereof or contemplated herein, grant any new rights of options to purchase any securities, nor without the prior consent of the other party, enter into, amend or terminate any material contracts. In addition, the management of Atlas and MSV will immediately establish a committee consisting of David Birkenshaw, Gary Davis and Mario Caron which will have responsibility for all decisions with respect to the development of the projects of Atlas and MSV pending completion of the Offer. All decisions of such committee must be unanimous.

XI. Atlas and MSV acknowledge that each of them will be obligated to make public disclosure of the principal terms hereof. Atlas and MSV agree to cooperate with each other in the preparation of the required news releases and to coordinate the issuance thereof.

XII. Each of Atlas and MSV will be responsible for its own expenses associated with the implementation of the terms hereof, including, without limitation, legal, accounting and financial advisory fees.

It is acknowledged that this letter represents an expression of the mutual intent of the parties and the parties agree to negotiate expeditiously and in good faith a formal combination agreement which will include the terms set forth herein and other usual and customary terms and conditions.

If you are in agreement with the foregoing, would you please so indicate by signing the counterpart hereof in the appropriate space below and return it to the undersigned.

Yours very truly,

ATLAS CORPORATION

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By:     David J. Birkenshaw
        Chairman and Chief Executive Officer


The foregoing is hereby agreed to this ______ day of March, 1996.


MSV RESOURCES INC.


By:     Mario Caron
        President

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